Exhibit 99.1

FOR IMMEDIATE RELEASE
October 26, 2026

Contact:
Chris Tillett – Investor Relations
+1-630-227-5830
investors@aarcorp.com

AAR increases size and extends maturity of revolving credit facility

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), the leading parts, repair, and software platform in the aviation aftermarket, today announced that it has amended its revolving credit facility, increasing total commitments to $1.375 billion, an increase of $550 million from the previous commitment of $825 million, and extending the maturity from December 2027 to October 2031.

The amended facility continues to be unsecured and facilitates the financing of AAR’s previously announced pending acquisition of a controlling interest in MRO Holdings.

“The increased size, additional financial flexibility, and extended maturity of our revolving credit facility provide AAR with the means to support our growth strategy,” said Dylan Wolin, AAR’s Senior Vice President and Chief Financial Officer. “We appreciate the increase in commitments from 100% of our prior bank group, as well as the entry of two high-quality banks, and their collective confidence in AAR.”

Wells Fargo served as Left Lead Arranger and Administrative Agent. Additional details regarding the amended revolving credit facility can be found in AAR’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

For more information on AAR, visit aarcorp.com.

About AAR

AAR is a leading global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through three primary operating segments: Parts Supply; Repair, Engineering, and Software; and Government Solutions. Additional information can be found at aarcorp.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and reflect management’s expectations about future conditions, including financial flexibility and support of growth strategy. These forward-looking statements are based on beliefs of management, as well as assumptions and estimates based on information currently available to us and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in our most recent Annual Report on Form 10-K, our recent Quarterly Report on Form 10-Q, and other subsequent filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described and the anticipated benefits may not be realized. These events and uncertainties are difficult or impossible to predict accurately, and many are beyond our control. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements, except as required by law.